EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

COMARCO, Inc.

Laguna Niguel, California

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 33-44943, 33-45096, 33-63219, 333-11749, 333-78677, 333-42350, 333-141354, 333-141390, 333-156518, and 333-182436) of Comarco, Inc. and subsidiary (hereinafter collectively referred to as the “Company”) of our report dated April 30, 2016 relating to our audit of the Company’s January 31, 2016 and 2015 consolidated financial statements and information related to the years then ended included in financial statement Schedule II, which appear in this annual report on Form 10-K of Comarco, Inc. Our aforementioned audit report includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ SQUAR MILNER LLP (formerly SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP)

Newport Beach, California

April 29, 2016